Exhibit 99.1
EARNINGS RELEASE

Investor Contacts:	Media Contact:
Kelly Loeffler, VP, Investor Relations & Corp. Communications	Ellen Resnick
IntercontinentalExchange	Crystal Clear Communications
770-857-4726	773-929-9292 (o); 312-399-9295 (c)
kelly.loeffler@theice.com	eresnick@crystalclearPR.com

Sarah Stashak, Director, Investor & Public Relations
IntercontinentalExchange
770-857-0340
sarah.stashak@theice.com
IntercontinentalExchange Reports Strong Second Quarter 2009 Earnings
•	Record 2Q09 Revenues of $250 MM, up 27%

•	Operating Income $135 MM, up 2%

•	2Q09 GAAP Diluted EPS of $0.97; 2Q09 Non-GAAP Diluted EPS of $1.12, Excluding Impairment Charge Related to NCDEX Investment

•	Record Quarterly Futures Volume and OTC Energy ADC of $1.1 MM
ATLANTA, GA (August 4, 2009) — IntercontinentalExchange®, Inc. (NYSE: ICE), a leading operator of regulated global exchanges, clearing houses and over-the-counter (OTC) markets, today reported record consolidated revenues of $250 million in the second quarter of 2009, a 27% increase over second quarter 2008 revenues of $197 million. Consolidated GAAP net income for the second quarter was $72 million, a 15% decrease compared to $85 million for the prior second quarter. Adjusted to exclude the $9 million pre-tax, or $11 million after-tax, impairment charge related to ICE’s investment in the National Commodity and Derivatives Exchange (NCDEX) of India, non-GAAP net income for the quarter was $83 million, a decrease of 2% from the second quarter of 2008. Diluted GAAP earnings per share (EPS) in the second quarter were $0.97, down 18% compared to the prior year’s second quarter. Adjusted to exclude the NCDEX impairment charge, non-GAAP diluted EPS for the quarter were $1.12, down 6% compared to the prior year’s second quarter.
Said ICE Chairman and CEO Jeffrey C. Sprecher: “ICE continues to deliver innovative solutions that address the risk management needs of market participants globally, including the development and launch of the leading CDS clearing solution in the U.S. and Europe. This approach has allowed us to serve our customers well during a very critical time in the evolution of the broader financial markets. We have maintained our focus on bringing greater transparency and new tools to manage risks. ICE will continue to work closely with regulators in the U.S. and abroad to ensure that they are appropriately informed of the vital role that derivatives exchanges have played in providing a secure and reliable venue for price discovery among global market participants — particularly during times of significant market dislocations.”

ICE CFO Scott Hill added: “Our strategy is to consistently drive growth in revenue and profitability for the long-term, with a continued focus on disciplined investment in select growth initiatives and margin expansion opportunities that produce tangible results for our shareholders. In addition to growing our core businesses, we are advancing new OTC clearing initiatives that meet the transparency and systemic risk reduction goals of regulators and market participants alike. We will continue to apply our domain knowledge and expertise as we grow our clearing businesses.”
Second Quarter 2009 Results
ICE’s second quarter 2009 consolidated revenues increased 27% to $250 million compared to $197 million in the second quarter of 2008. Consolidated transaction and clearing revenues increased 34% to $223 million in the second quarter of 2009, from $167 million during the same period in 2008. The increase in transaction and clearing revenue was driven primarily by new products, strong trading volume in ICE’s futures segment, the launch of ICE Clear Europe in November 2008 and the Creditex acquisition. At ICE Futures U.S., total volume and average daily volume (ADV) in the second quarter were the highest in exchange history.
Transaction and clearing revenues in ICE’s consolidated futures segment totaled $106 million in the second quarter of 2009, an increase of 21% over $87 million in the same period in 2008. Second quarter 2009 volume for all ICE futures exchanges was a record 64.7 million contracts, 11% higher than second quarter 2008 volume of 58.1 million contracts. ICE Futures Europe quarterly volume was 38.2 million contracts, and ADV was 606,289 contracts, a slight decline from volume of 39.6 million contracts and ADV of 610,187 contracts in the second quarter of 2008. The rate per contract (RPC) for ICE Futures Europe in the second quarter of 2009 was $1.61.
ICE Futures U.S. and ICE Futures Canada recorded second quarter volume of 25.5 million and 1 million contracts, respectively. ADV for ICE Futures U.S. was a record 404,686 contracts, up 47% compared to the second quarter of 2008. RPC for ICE Futures U.S. agricultural futures and options contracts was $2.16, and the RPC for financial contracts averaged $0.84 in the second quarter of 2009. ADV for ICE Futures Canada was 15,925 contracts during the second quarter, an increase of 17% compared to 13,633 contracts in the year-ago period.
Second quarter 2009 transaction and clearing revenues in ICE’s global OTC segment increased 47% to $117 million, compared to $80 million for the comparable period in 2008. Average daily commissions (ADC) for ICE’s OTC energy business were $1.1 million, a decline of 7% from $1.2 million in the same period of 2008. Cleared contracts accounted for 96% of OTC energy contract volume during the second quarter of 2009. In ICE’s credit derivative markets, second quarter transaction and clearing revenues were $45 million, up 10% versus the same period in 2008 on a pro-forma basis. ICE did not own Creditex in the second quarter of 2008.
Consolidated market data revenues were $25 million in the second quarter of 2009, in-line with the same period in 2008. Consolidated other revenues were $2 million during the quarter of 2009, compared to $5 million in the second quarter of 2008.
Consolidated operating expenses increased 79% to $115 million for the second quarter of 2009 compared to $64 million in the same period of 2008. This increase is primarily attributable to $35 million of expenses relating to Creditex’s business, including amortization of intangibles and non-cash compensation expenses, following ICE’s acquisition of the business during the third quarter of 2008. Amortization expenses on acquired intangibles were $17 million for the second quarter compared to $4 million in the same period of 2008, and included $6 million related to the Creditex acquisition and $6 million related to ICE’s exclusive Russell Index license.

Second quarter 2009 consolidated operating income was $135 million, an increase of 2% compared to the second quarter of 2008, and operating margin was 54%.
In 2006, ICE acquired an 8% equity interest in NCDEX, a derivatives exchange located in Mumbai, India, for $37 million. In response to political pressure regarding high commodity prices, the Indian government suspended trading in several key agricultural contracts traded on NCDEX during 2007. The Indian government also announced a law that requires foreign entities, including ICE, to divest holdings above an imposed limit of 5% total ownership in Indian commodities exchanges. This will result in ICE reducing its stake in NCDEX from 8% to the 5% threshold by September 30, 2009. ICE has identified a buyer of its excess 3% interest and has entered into an agreement to sell the interest. The sales price represents the fair market value of the investment and, as a result, ICE has taken a pre-tax, non-cash impairment charge of $9 million. ICE took a $16 million impairment charge on its NCDEX stake during the fourth quarter of 2008. On a combined basis, ICE has reduced the carrying value of its equity investment to $12 million as of June 30, 2009.
The effective tax rate for the second quarter of 2009 was 38.8% compared to 35.5% for the prior second quarter. The increase in the tax rate was due to the impact of the impairment loss related to the NCDEX investment.
First Half 2009 Results
ICE’s first half 2009 consolidated revenues grew to $482 million, up 19% compared to the first half of 2008. ICE’s first half futures volumes increased 6% to 127.3 million contracts, driving consolidated futures transaction revenue growth of 10% over the same period in 2008. ICE’s consolidated global OTC transaction revenues were $223 million in the first half of the year, an increase of 40% from the first two quarters of 2008, driven primarily by the addition of revenues related to credit derivative product offerings. ICE’s OTC energy business delivered ADC of $1.1 million in the first half of the year, a decline of 11% from the same period of 2008. Consolidated market data revenues grew 3% compared to the first half of 2008 to $52 million. Consolidated operating margins were 52% in the first half of 2009, and consolidated net income was $144 million. Excluding the NCDEX impairment, net of taxes, consolidated net income for the first two quarters of 2009 would have been $155 million.
Cash flows from operations during the first half of 2009 totaled $171 million, compared to $192 million in the first six months of 2008. Capital expenditures during the first half of 2009 were $9 million, and capitalized software development costs also totaled $9 million.
Unrestricted cash and investments were $338 million as of June 30, 2009. At the end of the quarter, ICE had $353 million in outstanding debt.
Guidance and Additional Information
•	ICE had 806 employees as of June 30, 2009. For the full year, headcount is expected to be roughly flat from current levels, excluding any personnel additions relating to merger and acquisition activity in the remainder of 2009.

•	ICE’s consolidated tax rate is expected to be in the range of 34% to 36% during the second half of 2009.
•	ICE’s diluted share count for the third quarter of 2009 is expected to be in the range of 74.0 million to 74.6 million weighted average shares outstanding, and the diluted share count for fiscal year 2009 in the range of 73.7 million to 74.7 million weighted average shares outstanding. ICE’s remaining capacity in its share repurchase program is approximately $200 million.
•	The ICE Board of Directors has authorized a program to repurchase up to $200 million in ICE common stock until February 28, 2010. Any such repurchases will be made in compliance with applicable U.S. laws. ICE expects to fund any share repurchases with a combination of cash on hand, future cash flows and its existing credit facility. The timing and extent of the repurchases, if any, will depend upon market conditions and ICE’s strategic plans at that time.
Earnings Conference Call Information
ICE will hold a conference call today, August 4, at 8:30 a.m. ET to review its second quarter 2009 financial results. A live audio webcast of the earnings call will be available on the company’s website at www.theice.com under About ICE/Investors & Media. Participants may also listen via telephone by dialing (888) 637-7725 if calling from the United States, or (913) 312-1413 if dialing from outside of the United States. For participants on the telephone, please place your call ten minutes prior to the start of the call.
The call will be archived on the company’s website for replay. A telephone replay of the earnings call will also be available at (888) 203-1112 for callers within the United States and at (719) 457-0820 for callers outside of the United States. The passcode for the replay is 9415777.
Historical futures volume and OTC commission data can be found at:
http://ir.theice.com/supplemental.cfm
About IntercontinentalExchange
IntercontinentalExchange® (NYSE: ICE) operates leading regulated exchanges, trading platforms and clearing houses serving the global markets for agricultural, credit, currency, emissions, energy and equity index markets. ICE Futures Europe® hosts trade in half of the world’s crude and refined oil futures. ICE Futures U.S.® and ICE Futures Canada® list agricultural, currency and Russell Index markets. ICE offers trade execution and processing for the credit derivatives markets through Creditex and ICE Link, respectively, and CDS clearing through ICE TrustTM. A component of the Russell 1000® and S&P 500 indexes, ICE® serves customers in more than 50 countries and is headquartered in Atlanta, with offices in New York, London, Chicago, Winnipeg, Calgary, Houston and Singapore. www.theice.com
IntercontinentalExchange is a registered trademark of IntercontinentalExchange, Inc., registered in the United States and the European Union.
ICE, ICE & block design, ICE Clear Europe, and ICE Clear U.S. are registered trademarks and marque deposes of IntercontinentalExchange, Inc., registered in the United States, the European Union, Canada and Singapore.
ICE Futures Canada, ICE Futures Europe and ICE Futures U.S. are registered trademarks of IntercontinentalExchange, Inc., in the United States, the European Union and Singapore.
ICE Trust and ICE Trust & block design are trademarks of IntercontinentalExchange, Inc.

Forward-Looking Statements
This press release may contain “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements regarding IntercontinentalExchange’s business that are not historical facts are forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. These statements are not guarantees of future performance and actual outcomes and results may differ materially from what is expressed or implied in any forward-looking statement. The factors that might affect our performance include, but are not limited to: our business environment; conditions in global financial markets; increasing competition and consolidation in our industry; changes in domestic and foreign regulations or government policy; our ability to minimize the risks associated with operating multiple clearing houses in multiple jurisdictions; technological developments, including clearing developments; the success of our initiative to clear CDS transactions; the success of our global clearing strategy; the accuracy of our cost estimates and expectations; our belief that cash flows will be sufficient to service our debt and fund our working capital needs and capital expenditures at least through the end of 2010; our ability to increase the connectivity to our marketplace; maintaining existing market participants and attracting new ones; our ability to develop new products and services and pursue strategic acquisitions and alliances on a timely, cost-effective basis; protecting our intellectual property rights; not violating the intellectual property rights of others; potential adverse litigation results; our belief in our electronic platform and disaster recovery system technologies; our ability to gain access to comparable products and services if our key technology contracts were terminated; and the risk that acquired businesses will not be integrated successfully or the revenue opportunities, cost savings and other anticipated synergies from mergers may not be fully realized or may take longer to realize than expected. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see ICE’s Securities and Exchange Commission (SEC) filings, including, but not limited to, the risk factors in ICE’s Annual Report on Form 10-K for the year ended December 31, 2008, as filed with the SEC on February 11, 2009. These filings are also available in the Investors & Media section of our website. You should not place undue reliance on forward-looking statements, which speak only as of the date of this press release. Except for any obligations to disclose material information under the Federal securities laws, ICE undertakes no obligation to publicly update any forward-looking statements to reflect events or circumstances after the date of this press release.

Consolidated Unaudited Financial Statements
INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Six Months Ended		Three Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Revenues:
Transaction and clearing fees, net	$426,433	$344,096	$222,955	$166,664
Market data fees	51,599	50,213	25,485	25,493
Other	3,938	10,065	1,977	5,003

Total revenues	481,970	404,374	250,417	197,160

Operating expenses:
Compensation and benefits	110,303	61,602	55,597	30,923
Professional services	22,181	13,900	9,342	6,928
Selling, general and administrative	45,844	30,017	22,938	15,680
Depreciation and amortization	54,882	21,790	27,579	10,844

Total operating expenses	233,210	127,309	115,456	64,375

Operating income	248,760	277,065	134,961	132,785

Other income (expense):
Interest and investment income	954	5,844	344	2,925
Interest expense	(12,160)	(9,176)	(6,906)	(4,041)
Other income (expense), net	(10,656)	325	(10,577)	(30)

Total other expense, net	(21,862)	(3,007)	(17,139)	(1,146)

Income before income taxes	226,898	274,058	117,822	131,639
Income tax expense	82,618	96,904	45,764	46,775

Net income	$144,280	$177,154	$72,058	$84,864

Earnings per common share:
Basic	$1.98	$2.51	$0.99	$1.20

Diluted	$1.95	$2.48	$0.97	$1.19

Weighted average common shares outstanding:
Basic	72,759	70,479	72,892	70,596

Diluted	73,818	71,376	74,074	71,403

INTERCONTINENTALEXCHANGE, INC. AND SUBSIDIARIES
UNAUDITED CONSOLIDATED BALANCE SHEETS
(IN THOUSANDS)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$300,459	$283,522
Short-term restricted cash	85,798	30,724
Short-term investments	4,788	3,419
Customer accounts receivable	119,613	81,248
Margin deposits and guaranty funds	17,844,299	12,117,820
Prepaid expenses and other current assets	29,791	35,855

Total current assets	18,384,748	12,552,588

Property and equipment, net	87,080	88,952

Other noncurrent assets:
Goodwill	1,476,162	1,434,816
Other intangible assets, net	732,814	728,855
Long-term restricted cash	118,329	105,740
Long-term investments	32,349	3,065
Cost method investments	15,385	32,724
Other noncurrent assets	17,154	12,841

Total other noncurrent assets	2,392,193	2,318,041

Total assets	$20,864,021	$14,959,581

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$52,159	$49,663
Accrued salaries and benefits	33,135	41,096
Current portion of licensing agreement	13,859	12,686
Current portion of long-term debt	93,000	46,875
Income taxes payable	8,926	17,708
Margin deposits and guaranty funds	17,844,299	12,117,820
Other current liabilities	31,071	25,794

Total current liabilities	18,076,449	12,311,642

Noncurrent liabilities:
Noncurrent deferred tax liability, net	194,507	194,301
Long-term debt	259,500	332,500
Noncurrent portion of licensing agreement	78,664	82,989
Other noncurrent liabilities	24,011	24,901

Total noncurrent liabilities	556,682	634,691

Total liabilities	18,633,131	12,946,333

Redeemable stock put	—	1,068

EQUITY
IntercontinentalExchange, Inc. shareholders’ equity:
Common stock	772	765
Treasury stock, at cost	(345,224)	(355,520)
Additional paid-in capital	1,633,471	1,608,344
Retained earnings	877,417	732,752
Accumulated other comprehensive income	28,705	19,890

Total IntercontinentalExchange, Inc. shareholders’ equity	2,195,141	2,006,231
Noncontrolling interest in consolidated subsidiaries	35,749	5,949

Total equity	2,230,890	2,012,180

Total liabilities and equity	$20,864,021	$14,959,581

Non-GAAP Financial Measures and Reconciliation
ICE provides adjusted net income and adjusted earnings per common share as additional information regarding our operating results. ICE uses these non-GAAP measures internally to evaluate the company’s performance and in making financial and operational decisions. ICE believes that its presentation of these measures provides investors with greater transparency and supplemental data relating to its financial condition and results of operations. In addition, ICE believes the presentation of these measures is useful for period-to-period comparison of results because the NCDEX cost method investment impairment charge described below does not reflect historical operating performance. These measures are not in accordance with, or an alternative to, U.S. generally accepted accounting principles, or GAAP, and may be different from non-GAAP measures used by other companies. Investors should not rely on any single financial measure when evaluating our business. ICE strongly recommends that investors review the GAAP financial measures included in this press release and its Quarterly Report on Form 10-Q, including ICE’s consolidated financial statements and the notes thereto.
When viewed in conjunction with ICE’s GAAP results and the accompanying reconciliation, ICE believes adjusted net income and adjusted earnings per share provide a more complete understanding of factors affecting our business than GAAP measures alone. ICE management uses adjusted net income and adjusted earnings per share to evaluate operating performance and management decisions made during the reporting period by excluding certain items that the company believes have less significance on, or do not impact, the day-to-day performance of the business. ICE’s internal budgets are based on adjusted net income and adjusted earnings per share, and the company reports its adjusted net income and adjusted earnings per share to ICE’s board of directors. In addition, adjusted net income and adjusted earnings per share are among the criteria used in determining performance-based compensation. ICE understands that analysts and investors regularly rely on non-GAAP financial measures, such as adjusted net income and adjusted earnings per share, to assess operating performance. ICE uses adjusted net income and adjusted earnings per share because they more clearly highlight trends in the business that may not otherwise be apparent when relying solely on GAAP financial measures, since adjusted net income and adjusted earnings per share eliminates from the company’s results specific financial items that have less bearing on ICE’s operating performance.
Adjusted net income for the periods below is calculated by adding net income and the NCDEX impairment charge, presented net of tax. ICE does not believe this item is representative of the company’s future operating performance since the charge was not consistent with ICE’s historical operations. ICE believes that the NCDEX impairment charge is not representative of historical operating performance. Adjusted earnings per common share is calculated as adjusted net income divided by the weighted average common shares outstanding. These calculations exclude the NCDEX impairment charge. The following table reconciles ICE’s net income for the periods presented to adjusted net income and calculates adjusted earnings per common share.

	Six Months	Three Months
	Ended	Ended
	June 30, 2009	June 30, 2009
	(In thousands, except per share
	amounts)
Net income	$144,280	$72,058
Add: NCDEX impairment charge	9,276	9,276
Add: Income tax expense of NCDEX impairment charge	1,771	1,771

Adjusted net income	$155,327	$83,105

Earnings per common share on net income:
Basic	$1.98	$0.99

Diluted	$1.95	$0.97

Adjusted earnings per common share on adjusted net income:
Adjusted basic	$2.13	$1.14

Adjusted diluted	$2.10	$1.12

Weighted average common shares outstanding:
Basic	72,759	72,892

Diluted	73,818	74,074

The tax impact of the NCDEX impairment loss was additional tax expense of $1.8 million due to the recording of a valuation allowance, related to the deferred tax benefit recorded in the three months ended December 31, 2008, which was in excess of the tax benefit recorded in the three months ended June 30, 2009.